EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Corinthian Colleges, Inc. 2003 Performance Award Plan of our reports dated August 20, 2010, with respect to the consolidated financial statements of Corinthian Colleges, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Corinthian Colleges, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California

February 2, 2011